QuickLinks -- Click here to rapidly navigate through this document

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.      )

Filed by the Registrant /x/
Filed by a Party other than the Registrant / /
Check the appropriate box:
/ /	Preliminary Proxy Statement
/ /	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
/x/	Definitive Proxy Statement
/ /	Definitive Additional Materials
/ /	Soliciting Material Pursuant to §240.14a-12
SNAP-ON INCORPORATED
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/x/	No fee required.
/ /	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
/ /	Fee paid previously with preliminary materials.
/ /
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

NOTICE OF 2002 ANNUAL MEETING OF SHAREHOLDERS
AND PROXY STATEMENT

Notice of the 2002 Annual Meeting of Shareholders
and Proxy Statement

March 15, 2002

The 2002 Annual Meeting of Shareholders of Snap-on Incorporated will be held on Thursday, April 25, 2002, 9:00 a.m., eastern time, at the Hilton Rye Town, 699 Westchester Avenue, Rye Brook, New York.  We are rotating the location of the Annual Meeting to provide an opportunity for shareholders located in other geographic regions to more conveniently attend the meeting. We chose Rye Brook as the venue for this year's meeting as it is close in location to our largest institutional and individual shareholder base. This year's meeting is being held to (i) elect three Directors and (ii) transact any other business appropriate to the Annual Meeting.

In addition to the formal business, there will be a short presentation on Snap-on's 2001 performance and how the organization endeavors to create shareholder value.

The record date for the Annual Meeting is February 25, 2002 (the "Record Date"). Only shareholders of record at the close of business on the Record Date will be able to vote at the Annual Meeting.

Your vote is important, regardless of the number of shares you own. Whether or not you plan to attend the meeting in person, you can be sure your shares are represented by voting on the items specified on the Proxy Card. You can vote your shares in any of the following four ways: by mailing in the Proxy Card, via the Internet, over the telephone or by voting at the Annual Meeting. Instructions on how to vote your shares by telephone or via the Internet are on the Proxy Card.

The Annual Meeting will be Webcast over the Internet via www.snapon.com. The replay will be available on our Website for a limited time following the meeting. We hope that this will allow those who cannot attend in person to hear the messages.

If you are a shareholder and plan to attend in person, then please request an Admission Card by writing to the Office of the Secretary, Snap-on Incorporated, 2801 - 80th Street, P.O. Box 1410, Kenosha, Wisconsin 53141-1410. If you are a shareholder whose shares are not registered in your name, evidence of stock ownership, which you can obtain from your bank, stockbroker, etc., must accompany your request.

If you have any questions or comments please direct them to Snap-on Incorporated, Investor Relations, 10801 Corporate Drive, Pleasant Prairie, Wisconsin 53158-1603. If you prefer, you may also e-mail comments or questions to shareholders@snapon.com. We always appreciate your interest in Snap-on.

Sincerely,

Susan F. Marrinan
 Vice President, Secretary and
General Counsel

PROXY STATEMENT

TABLE OF CONTENTS

SUMMARY OF PROXY INFORMATION	2
Background and Election of Directors	2
How to Vote	2
How the Votes are Tabulated	2
More About the Proxy Solicitation	3
Independent Auditor	3
Shareholder Proposals and Nominations for the Board	3
ELECTION OF DIRECTORS	4
Nominees for Election	4
BOARD OF DIRECTORS	5
Directors Not Standing for Election	5
Board Committees	6
Board Compensation	7
Security Ownership of Management and Certain Beneficial Owners	8
Table 1—Security Ownership of Management	8
STOCK PERFORMANCE GRAPHS	10
Five-Year Performance	10
Return on Net Assets Employed Before Interest and Taxes	11
EXECUTIVE COMPENSATION	12
Organization and Executive Compensation Committee Report on Executive Compensation	12
Table 2—Summary Compensation	15
Table 3—Option Grants in Last Fiscal Year	16
Table 4—Fiscal Year-End Options	17
Snap-on Incorporated Retirement Plan	18
Table 5—Pension Plan	18
OTHER INFORMATION	21
AUDIT COMMITTEE REPORT	25
ARTHUR ANDERSEN LLP FEE DISCLOSURE	26

SUMMARY OF PROXY INFORMATION

Background and Election of Directors

With the retirement of Mr. Cornog and Mr. Mead at or prior to the Annual Meeting, the Board will then have 10 members. The Directors are divided into three classes. At the Annual Meeting each year, one class is nominated for election to a three-year term. This year's Board nominees are Dale F. Elliott, Lars Nyberg and Richard F. Teerlink.

See page 4 for more information on the nominees. The three nominees who receive the largest number of votes will be elected.

You may vote your shares by returning the enclosed Proxy Card by mail, through the Internet, by telephone (see the Proxy Card for instructions), or by voting in person at the Annual Meeting. We recommend that you complete and return the Proxy Card or vote through the Internet or by telephone even if you are planning to attend the Annual Meeting so that the vote count will not be delayed. Your electronic vote authorizes the proxies in the same manner as if you returned the enclosed proxy card.

How to Vote

Shareholders of record as of the close of business on February 25, 2002, are entitled to vote at the Annual Meeting. Each outstanding share of Common Stock is entitled to one vote. As of the Record Date, Snap-on had 63,827,036 shares of Common Stock outstanding. This includes 5,789,818 shares that the Grantor Stock Trust (the "GST") holds, which shares are considered outstanding for voting purposes but not for earnings per share calculations.

To vote, complete, sign and return the enclosed Proxy Card as soon as possible. Mr. Chelberg and Ms. Marrinan are listed as proxies on the enclosed Proxy Card. You may also vote electronically through the Internet or by telephone. Both the Internet and the telephone provide convenient, cost-effective alternatives to returning your Proxy Card by mail. If you vote your shares through the Internet, then you may incur costs associated with electronic access, such as usage charges from Internet access providers. If you hold your shares through a broker or custodian, then please check the voting form that firm uses to see if it offers Internet or telephone voting procedures.

Shareholders are also invited to attend the Annual Meeting, although space is limited. If you complete a Proxy Card, or vote through the Internet or by telephone, then you may still vote in person at the Annual Meeting. To do so, please give written notice that you would like to revoke your original proxy to one of the following:

  •
  the Corporate Secretary, in advance of the Annual Meeting; or

  •
  the authorized representatives at the Annual Meeting.

You may also make a change to your proxy by returning a later-dated proxy.

If you return your signed Proxy Card but do not indicate your voting preference, then the proxies listed on your Proxy Card will vote your shares FOR the Director nominees and in their best judgment on any other matters that may properly come before the Annual Meeting.

How the Votes are Tabulated

Equiserve, our transfer agent, will use an automated system to tabulate the votes. Abstentions and broker nonvotes are included in the tally of shares, although they have no effect on the election of

Directors. (Broker nonvotes are proxies delivered by brokers where the broker has not received authority to vote from the shareholder.)

More About the Proxy Solicitation

This solicitation is being made by Snap-on Incorporated. Our officers and employees may make solicitations by mail, telephone or facsimile or in person. We will bear the cost of this solicitation. We also retained Morrow & Co., Inc., for $7,500 plus expenses, to assist us in the solicitation of proxies. This will include requesting brokerage houses, depositories, custodians, nominees and fiduciaries to forward proxy soliciting material to the beneficial owners of the stock they hold. We will reimburse Morrow & Co., Inc. for the forwarding expenses.

Independent Auditor

Arthur Andersen LLP served as our independent auditor in 2001. Representatives of the auditor will be at the Annual Meeting to answer your questions and to make a statement if they so desire. The Company's independent auditor for 2002 will be formally approved during 2002.

Shareholder Proposals and Nominations for the Board

If you wish to suggest an individual for consideration as a nominee for election to the Board at the 2003 Annual Meeting, please submit a written recommendation to the Corporate Secretary for forwarding to the Board Affairs and Nominating Committee before October 1, 2002. A shareholder proposal must be received by the Corporate Secretary no later than November 15, 2002, for the proposal to be considered for inclusion in our proxy materials for that meeting. To otherwise bring a proposal or nomination before the 2003 Annual Meeting, you must comply with our Bylaws which, as now in effect, require written notice to the Corporate Secretary between January 25, 2003 and February 24, 2003. If we receive your notice after February 24, 2003, then your proposal or nomination would be untimely. Should the Board nevertheless choose to present your proposal, the proxies will be able to vote on the proposal using their best judgment.

The address of the Corporate Secretary is:

Corporate Secretary
Snap-on Incorporated
2801 - 80th Street
P.O. Box 1410
Kenosha, Wisconsin 53141-1410

Proposal to be Voted on: Election of Directors

Nominees for Election

With the retirement of Mr. Cornog and Mr. Mead at or prior to the Annual Meeting, the Board will then have 10 members. The Directors are divided into three classes. At the Annual Meeting each year, one class is nominated for election to a three-year term. This year's Board nominees are Dale F. Elliott, Lars Nyberg and Richard F. Teerlink.

Nominees for Election for Terms Expiring at the 2005 Annual Meeting

Dale F. Elliott

Director since 2001

Mr. Elliott, age 47, has been our President and Chief Executive Officer since April 2001. He has also served as our President-Industrial from 1995 to 1998 and President-Diagnostics and Industrial from 1998 to April 2001.

Lars Nyberg

Director since 2002

Mr. Nyberg, age 50, has been Chairman and Chief Executive Officer of NCR Corporation, a provider of Teradata® warehouses and customer relationship management applications, since 1995. He also serves as a director of Sandvik AB based in Sweden.

Richard F. Teerlink

Director since 1997

Mr. Teerlink, age 65, retired as Chairman of the Board of Harley-Davidson, Inc., a manufacturer of motorcycles, in 1998. He served as its Chief Executive Officer from 1989 to 1997, President from 1988 to 1997 and Chairman from 1996 to 1998. He serves as a Director of Harley-Davidson, Inc. and Johnson Controls, Inc.

THE BOARD RECOMMENDS THAT YOU VOTE "FOR" THE ELECTION OF THESE NOMINEES.

Shares represented by proxies will be voted according to instructions on the Proxy Card. Only cards clearly indicating a vote withheld will be considered as a vote withheld from the nominees. If any nominee is unable to serve, then the Board will name a replacement, and the shares represented by proxies will be voted for the substitute nominee.

BOARD OF DIRECTORS

Directors Not Standing for Election

Directors Continuing to Serve Until the 2003 Annual Meeting

Bruce S. Chelberg

Director since 1993

Mr. Chelberg, age 67, retired as Chairman of the Board and Chief Executive Officer of Whitman Corporation, a consumer goods company, in 2000. He had served as its Chairman and Chief Executive Officer since 1992 and had served on Whitman's Board since 1988. Mr. Chelberg also serves as a Director of Actuant Corp., First Midwest Bancorp, Inc. and Northfield Laboratories, Inc.

Roxanne J. Decyk

Director since 1993

Ms. Decyk, age 49, has been Vice President of Corporate Strategy of Shell International Limited, based in London, England, an oil, gas, chemical and refined petroleum products company, since 1999. She was a managing partner of Batlivala & Decyk, a private merchant banking and strategic business development consulting firm, from 1997 to 1999. From 1994 to 1997, she served as Vice President-Corporate Planning for Amoco Corporation, a petroleum products company. Ms. Decyk also serves as a Director of Logica plc.

Arthur L. Kelly

Director since 1978

Mr. Kelly, age 64, has been the managing partner of KEL Enterprises L.P., a holding and investment company, since 1982. He also is a Director of BASF Aktiengesellschaft, Bayerische Motoren Werke (BMW) A.G., Deere & Company and The Northern Trust Corporation.

Jack D. Michaels

Director Since 1998

Mr. Michaels, age 64, has been the Chairman, President and Chief Executive Officer of HON INDUSTRIES, a manufacturer and marketer of office furniture and hearth products, since 1996. Mr. Michaels is also a Director of IPSCO Inc.

Directors Continuing to Serve until the 2004 Annual Meeting

Leonard A. Hadley

Director since 1997

Mr. Hadley, age 67, served as interim President and Chief Executive Officer of Maytag Corporation, a manufacturer of appliances, from November 2000 to July 2001 and as a consultant from July to December 2001. He served as its Chairman and Chief Executive Officer from 1993 to 1999, retiring in August 1999. He also serves as a Director of Deere & Company and H Power Corp.

Frank S. Ptak

Director since 2000

Mr. Ptak, age 59, has been Vice Chairman of Illinois Tool Works Inc., a manufacturer of fasteners, components, assemblies and systems, since 1996. He also serves as a Director of Kemper Insurance.

Edward H. Rensi

Director since 1992

Mr. Rensi, age 57, has been the owner and Chief Executive Officer of Team Rensi Motorsports since October 1998. From 1997 to 1998, he was a consultant to McDonald's U.S.A., a food service organization. He was President and Chief Executive Officer of McDonald's U.S.A. from 1991 to 1997. He also serves as a Director of International Speedway Corporation and Jafra Cosmetics International, Inc.

Board Committees

Board Committee Membership and 2001 Activity

Name	Audit		Board Affairs & Nominating		Executive		Finance		Organization & Executive Compensation
B. S. Chelberg	X				X				X	*
R. A. Cornog							X
R. J. Decyk			X	*	X		X
D. F. Elliott					X	*	X
L. A. Hadley							X		X
A. L. Kelly			X		X		X	*
G. W. Mead	X						X
J. D. Michaels			X						X
F. S. Ptak	X		X
E. H. Rensi	X								X
R. F. Teerlink	X	*			X				X
Number of Meetings in 2001	5		5		5		4		8

*Committee Chair

The Board met 6 times in 2001. All Directors attended at least 75% of the total meetings of the Board and Committees of which they were members in 2001.

Audit Committee

The Audit Committee is responsible for overseeing management's preparation of our financial statements as well as the audit of those financial statements by our independent auditors. The Audit Committee also recommends to the Board the appointment of our independent accountants, reviews and discusses our audited financial statements with management and our independent auditors, confirms that our quarterly financial statements have been reviewed by our independent accountants in accordance with applicable standards, and meets periodically with management to review certain financial matters.

The Board has adopted a written charter for the Audit Committee. All of the members of the Audit Committee satisfy the requirements for independence set forth in Sections 303.01(B)(2)(a) and (3) of the New York Stock Exchange listing standards.

Board Affairs and Nominating Committee

This Committee makes recommendations to the Board regarding Board policies and structure including size and composition of the Board, corporate governance, number and responsibilities of Committees, tenure policy and qualifications of potential Board nominees, including nominees recommended by shareholders. See "Summary of Proxy Information-Shareholder Proposals and Nominations for the Board" for more information on nominating Directors.

Executive Committee

The Executive Committee may convene in the interim between Board meetings to fulfill tasks as delegated by the Board.

Finance Committee

The Finance Committee analyzes and makes recommendations concerning our long-term financial objectives. This includes issues of capital structure, issuance and repurchase of shares, long-term financing and dividend policy.

Organization and Executive Compensation Committee

This Committee oversees our corporate organization, executive succession and executive compensation programs. It recommends to the Board the appropriate level of compensation for our Chief Executive Officer and, after consulting with the Chief Executive Officer, approves the compensation of other officers. This Committee also administers our incentive compensation plans, the incentive stock program, the employee stock ownership and franchised dealer stock ownership plans, and Director compensation.

Board Compensation

Employee Directors

Directors who are employees receive no additional compensation for serving on the Board or its Committees.

Nonemployee Directors

Directors who are not employees receive an annual retainer fee of $32,000. They also receive $1,250 for every Board and Committee meeting they attend, including meetings conducted by phone. Committee chairs also receive an annual chairmanship fee of $5,000. We reimburse Directors for all Board-related expenses. Mr. Branko Beronja, a retired Director, was a party to an arrangement pursuant to which he received payment in connection with services as a director of various subsidiaries and for consulting on special projects as assigned. As to activities in 2001, he was paid $54,000 under this arrangement. In consideration for their participation on a special search committee for our new President and Chief Executive Officer, which met many times from September 2000 through April 2001, the Board approved a one-time payment in June 2001 of $60,000 to each of Mr. Chelberg, Mr. Kelly, and Ms. Decyk and $30,000 to each of Mr. Rensi and Mr. Hadley. The amounts paid were paid one-half in cash and one-half in shares of Common Stock.

Directors' Fee Plan

Directors receive at least 50% and, at their election, up to 100% of their fees in Common Stock through the Directors' 1993 Fee Plan. Under the terms of the Fee Plan, nonemployee Directors receive shares based on the fair market value of a share of Common Stock on the last day of the month in which the fees are paid. Directors may choose to defer the receipt of all or part of these shares and fees to a deferral account with us. The Fee Plan credits deferred cash amounts with earnings based on market rates of return. Dividends on deferred share units are automatically reinvested.

Stock Options

Nonemployee Directors currently receive an annual grant of an option to purchase 3,000 shares of Common Stock. The exercise price of the option shares is equal to the closing price of a share of Common Stock on the New York Stock Exchange on the date of the grant, which coincides with the Annual Meeting.

Insurance

We maintain life insurance and accidental death and dismemberment policies for all nonemployee Directors. In addition, Directors who are not eligible to participate in another group health plan may participate at their own expense in the medical and prescription drug plans we maintain for our employees.

Security Ownership of Management and Certain Beneficial Owners

The following table shows the number of shares of Common Stock beneficially owned by each Director and by Messrs. Cornog, Elliott, Hay, Huml and Montemurro (the "Named Executive Officers"), as well as the total number of shares held by all current Directors and executive officers as a group, as of February 25, 2002. Beneficial owners include the Directors and executive officers, their spouses, minor children and family trusts. Unless we have indicated otherwise in the footnotes, the individuals listed below have sole voting and investment power over their shares.

Table 1: Security Ownership of Management

Beneficial Owner	Shares Owned(1)		Option Shares(3)
Bruce S. Chelberg	13,930		21,000
Robert A. Cornog	74,306		989,280
Roxanne J. Decyk	10,021		18,000
Dale F. Elliott	106,494	(3)	116,250
Leonard A. Hadley	9,844		15,000
Frederick D. Hay	18,373		210,500
Donald S. Huml	5,522		229,209
Arthur L. Kelly	38,944	(4)	24,000
Lars Nyberg	0		0
George W. Mead	22,348		24,000
Jack D. Michaels	6,628		9,000
Michael F. Montemurro	40,007		258,250
Frank S. Ptak	1,527		3,000
Edward H. Rensi	16,051		20,601
Richard F. Teerlink	8,920		12,000
All current Directors and Executive Officers as a group (20 Persons)	402,203		2,240,283

Mr. Cornog beneficially owns 1.80% of the outstanding Common Stock, excluding shares held by the GST and including his option shares. As a group, the Directors and Executive Officers beneficially own approximately 4.37% of the outstanding Common Stock, excluding shares held by the GST and including option shares. No other individual Director or Executive Officer beneficially owns more than 1% of the outstanding Common Stock.

(1)Shares owned includes deferred share units payable in shares of Common Stock on a one-for-one basis.

(2)This column represents shares that may be acquired by the exercise of options as of the Record Date or within 60 days thereof.

(3)This figure includes 66,667 unvested restricted share units.

(4)This figure includes shares held by trusts for the benefit of Mr. Kelly and his family.

Security Ownership of Certain Beneficial Owners

The following information relates to each person or entity known to us to be the beneficial owner of more than 5% of our Common Stock. Except as otherwise indicated, each person listed below has sole voting and investment power over their shares.

FMR Corp., Edward C. Johnson, III and Abigail P. Johnson, 82 Devonshire Street, Boston, MA, together have reported on Schedule 13G, filed on February 14, 2002, the beneficial ownership of 8,208,024 shares of Common Stock representing 14.17% of the shares outstanding, excluding the shares held by the GST, as of December 31, 2001. FMR Corp. has sole power to vote or direct the vote of 1,575,306 of those shares.

First Manhattan Co., 437 Madison Avenue, New York, NY, has reported on Schedule 13D, filed on January 25, 2002, the beneficial ownership of 3,732,912 shares of Common Stock, including 352,650 shares of Common Stock owned by family members of the General Partners of First Manhattan Co., representing 6.44% of the shares outstanding, excluding the shares held by the GST, as of December 31, 2001. First Manhattan Co. shares power to vote or direct the vote of 3,263,446 of those shares and shares dispositive power with respect to 3,533,712 of those shares.

Snap-on Incorporated Grantor Stock Trust, 2801 - 80th Street, Kenosha, WI, has reported on Schedule 13G, filed on February 14, 2002, the beneficial ownership of 5,986,287 shares of Common Stock representing 9.36% of the shares outstanding as of December 31, 2001, including GST shares. The GST was established to hold Common Stock to ensure the funding of certain obligations we have to certain of our employees under various employee benefit plans. The Trustee of the GST does not decide how to vote the Common Stock the GST holds. Rather, the trust agreement for the GST, as amended, provides that the GST shares will be voted in the same proportion as the non-GST shares, which are those shares held by the Company's general shareholder population.

STOCK PERFORMANCE GRAPHS

Five-Year Performance

The graph below illustrates the cumulative total shareholder return on our Common Stock since 1996, assuming that dividends are reinvested. The graph compares our performance to that of the Standard & Poor's 500 Stock Index, the Standard & Poor's Hardware and Tools Index and a Peer Group.

Snap-on Incorporated Total Shareholder Return(1)

FISCAL YEAR ENDING

Fiscal Year Ending(2)	Snap-on Incorporated	S&P 500	S&P Hardware & Tools	Peer Group(3)
December 31, 1996	$100.00	$100.00	$100.00	$100.00
December 31, 1997	$124.88	$133.32	$153.34	$123.01
December 31, 1998	$102.05	$171.33	$152.64	$130.56
December 31, 1999	$80.18	$207.33	$152.62	$119.66
December 31, 2000	$87.23	$188.42	$133.70	$137.82
December 31, 2001	$109.18	$166.12	$164.13	$135.91

(1)Assumes $100 was invested on December 31, 1996 and that dividends were reinvested quarterly.

(2)Although our fiscal year ends on the Saturday closest to December 31 of each year, we use December 31 for ease of calculation.

(3)In January 2002 S&P discontinued tracking the S&P Hardware & Tools Index. We formulated a new Peer Group that includes: Black & Decker Corporation, Cooper Industries, Danaher Corporation, Emerson Electric Co., Fortune Brands, Inc., Genuine Parts Company, W.W. Grainger, Inc., Newell Rubbermaid Inc., Pentair, Inc., SPX Corporation and The Stanley Works.

Return on Net Assets Employed Before Interest and Taxes

In addition to cumulative total shareholder return, we also use the return on net assets employed before interest and taxes, illustrated below, to judge our performance. This return measures pre-tax and pre-interest expense return on net assets (total assets minus all noninterest-bearing liabilities). We use this performance measure as a component of the incentive compensation plan for our executive officers, as discussed in the Organization and Executive Compensation Committee Report on Executive Compensation.

The graphs and tables below illustrate our performance for our combined operations compared to the companies in the Peer Group.

Fiscal Year Ending	Snap-on(1)		Snap-on Adjusted(2)		Peer Group(3)
December 1996	24.4%		22.4%		21.0%
December 1997	25.1%		24.6%		14.2%
December 1998	15.2%	(4)	15.2%	(4)	19.0%
December 1999	20.5%	(4)	16.7%	(4)	14.5%
December 2000	20.2%	(4)	19.1%	(4)	19.0%
December 2001	15.3%	(4)	16.9%	(4)	17.4%

(1)Amounts are calculated using a thirteen-month average (beginning on December 1 of the prior fiscal year) of net assets employed.

(2)Amounts are calculated using year-end net assets employed.

(3)An average of the companies that comprise, for each respective year, the Peer Group (see page 10 for the companies that make up the Peer Group).

(4)Excludes costs for restructuring, nonrecurring and other noncomparable charges.

EXECUTIVE COMPENSATION

Organization and Executive Compensation Committee
Report on Executive Compensation

The Organization and Executive Compensation Committee of the Board of Directors (which we refer to as the "Compensation Committee") oversees Snap-on's executive compensation programs. Our Compensation Committee is composed entirely of independent, nonemployee directors. We are furnishing this report to assist you in understanding Snap-on's compensation goals, philosophy, policies and procedures in establishing compensation levels for its Chief Executive Officer and other executive officers. Two of our main responsibilities are to recommend to the Board the appropriate compensation for the Chief Executive Officer and, after consulting with the Chief Executive Officer, the compensation of all other executive officers.

Philosophy

Snap-on's executive compensation program is designed to (i) attract and retain high quality executive officers and (ii) reward those executive officers for superior performance as measured against Snap-on's short-term business and long-term strategic goals. We determine total compensation levels for Snap-on's executive officers based on several factors, including each executive officer's role and how important their positions are to Snap-on's operations. We try to structure the total compensation of Snap-on's executive officers so that it is comparable to the total compensation of executives who perform similar duties at other companies like Snap-on. Taking into consideration other circumstances as appropriate, we also try to design compensation to give executive officers an incentive to achieve superior corporate and individual performance. Total compensation levels for Snap-on's executive officers generally fall within the 60th and 65th percentiles for comparable positions in our study group.

Compensation Committee Practices

Hewitt Associates, an independent consulting firm specializing in human resources consulting, conducted a study for us in fiscal 2001 that compared the compensation levels of Snap-on's executive officers with similarly situated executive officers in a group of leading global companies that have business profiles and revenue sizes similar to Snap-on. The Hewitt study included a broader set of companies than those we included in the performance graphs in this Proxy Statement because we believe we compete for quality executives with all types of companies. The results of the Hewitt study, consultation with Hewitt and a review of national compensation surveys gave us information about market compensation practices that we used to help establish and monitor total compensation levels for Snap-on's executive officers.

Elements of Total Compensation

Three elements comprised the total compensation for Snap-on's executive officers in 2001:

  •
  base salary;

  •
  annual incentives; and

  •
  long term incentive compensation.

  Base Salary

        In addition to market data, we consider factors such as job responsibilities, individual experience, demonstrated leadership, and performance in determining base salary. These factors are not weighed or ranked in any particular way. In 2001, except for Mr. Elliott, the executive officers' salaries were at about the median of base salaries for similarly situated executives at companies reviewed in the

Hewitt study. The method used to determine Mr. Elliott's base salary is discussed below in the section entitled "2001 Compensation for the Chief Executive Officer."

  Annual Incentives

        We maintain an Annual Incentive Plan for Snap-on's executive officers. The annual incentive is intended to place a significant part of each executive officer's total compensation at risk. For 2001, three different corporate performance components were evaluated to determine the amounts of payments under the Annual Incentive Plan:

  •
  sales growth;

  •
  return on net assets employed before interest and taxes (which we refer to as "RONAEBIT"); and

  •
  earnings per share growth.

We weighted each of these three components equally in determining payments under the Annual Incentive Plan. For each component, we set four different performance levels (in order of rank)—"threshold," "industry average," "target," and "maximum" performance. We compared Snap-on's annual performance against each of the components to determine the amount we pay the executive officers under the Annual Incentive Plan each year. For example, the Chief Executive Officer can earn an incentive of 100% (33 1/3% for each component) of his base salary under the Annual Incentive Plan if Snap-on achieves the "target" performance level for each component during the fiscal year. Other executive officers would earn 90% of their base salaries in such a circumstance. The amount paid will increase or decrease proportionately in relation to the Company's results compared to performance levels. We intend that payments at the "target" level combined with base salaries would provide compensation at about the 60th percentile of the companies in the Hewitt study for the same components of compensation.

Snap-on's financial performance was below the threshold level for each component in 2001. Consequently, no amounts were paid to the Chief Executive Officer or other executive officers under the Annual Incentive Plan for 2001.

  Long Term Incentive Compensation

        We provide long-term incentive compensation to Snap-on's executive officers through the 2001 Incentive Stock and Awards Program. Since the ultimate value of stock-based awards are tied to the value of Snap-on's stock price, we believe stock-based awards help make the financial interests of management the same as yours.

The program allows us to grant stock options, performance shares, performance units and restricted stock. We determine the types of awards to be granted including: (i) the awards to be granted; (ii) the number of shares with respect to which an award is granted; and (iii) any terms of the award. We generally grant options each year.

In granting awards, we take into account:

  •
  each executive officer's level of responsibility;

  •
  each executive officer's contributions to Snap-on's financial results; and

  •
  the practices of companies in the Hewitt study.

With respect to the actual size of a stock option award, the grant date present value is determined using the Black-Scholes pricing model for comparison to executives in the Hewitt study. The Black-Scholes model is a formula widely used to value exchange-traded stock options.

Using these criteria, in 2001 we granted stock options to the executive officers to purchase 271,000 shares. The size of the grants were at the median of the companies in the Hewitt study and below levels granted in 2000. The options have an exercise price equal to or greater than the value of Snap-on common stock on the date of grant and vest in two increments on each of the two anniversaries following the award.

2001 Compensation for the Chief Executive Officer

In April 2001, Snap-on entered into an employment agreement with Dale F. Elliott under which Mr. Elliott became Snap-on's President and Chief Executive Officer. All aspects of Mr. Elliott's 2001 compensation from that date forward were governed by this employment agreement. Under the employment agreement, Mr. Elliott's base salary was $600,000, his potential annual incentive payment was 100% of base salary at "target" performance, and he was granted 200,000 stock options, one half of which vest on April 27, 2002 and the other half of which vest on April 27, 2003, and 100,000 share units, two-thirds of which were subject to future vesting requirements.

In determining the final compensation amounts, we considered Mr. Elliott's new responsibilities as President and Chief Executive Officer, his prior experience with Snap-on and the opportunity for future salary growth as experience in the position and other factors warrant. Mr. Elliott's salary level was set below the median of the base salaries of similar executives in the Hewitt study on the basis that the other executives had prior experience as a Chief Executive Officer. However, Mr. Elliott's compensation package included additional compensation, in the form of the share units, intended to make the value of his total compensation package fall at the median for similar executives in the Hewitt study while making the ultimate value of the additional compensation dependent on Snap-on's performance and subjecting two-thirds of the additional compensation to vesting requirements. We believed the term and other provisions of Mr. Elliott's employment agreement were consistent with those of other agreements in similar circumstances.

Internal Revenue Code Section 162(m) Implications for Executive Compensation

Section 162(m) of the Internal Revenue Code generally limits the corporate tax deduction for compensation paid to the executive officers that is not "performance based" to $1 million per executive officer.

In April 2001, Snap-on's shareholders approved the Snap-on Incorporated 2001 Incentive Stock and Awards Plan. The plan is designed so that awards granted to the covered individuals may meet section 162(m) requirements for performance-based compensation, and thus, these awards should not be counted toward the $1 million limitation. We have not adopted any policy concerning this limitation. However, because the plan gives Snap-on flexibility to pay qualifying performance-based compensation, we feel that it is not likely that Section 162(m) will adversely affect Snap-on's tax deduction.

Bruce S. Chelberg, Chair
Leonard A. Hadley
Jack D. Michaels
Edward H. Rensi
Richard F. Teerlink

Table 2: Summary Compensation

Table 2 shows the total compensation paid, payable and/or accrued for services rendered during the 2001, 2000 and 1999 fiscal years to each of the Named Executive Officers.

	ANNUAL COMPENSATION			LONG-TERM COMPENSATION AWARDS
Name and Principal Position	Year	Salary($)	Bonus($)	Restricted Stock ($) Value		Securities Underlying Options(#)	All Other Compensation($)(2)
Robert A. Cornog(1) Chairman and Retired President and Chief Executive Officer	2001 2000 1999	780,000 760,000 705,000	0 814,000 841,770	0 0 600,000		25,000 370,000 200,000	5,167,605 151,330 164,512
Dale F. Elliott(1) President and Chief Executive Officer	2001 2000 1999	493,433 244,167 210,667	0 158,708 150,922	2,936,000 0 150,000	(3)	200,000 55,000 22,000	21,589 24,874 27,049
Frederick D. Hay Senior Vice President-Operations	2001 2000 1999	427,667 408,333 390,000	0 367,500 372,528	0 0 300,000		0 135,000 35,000	45,507 52,304 71,764
Donald S. Huml Senior Vice President-Finance and Chief Financial Officer	2001 2000 1999	359,333 343,333 325,000	0 309,000 310,440	0 0 300,000		80,000 135,000 35,000	31,694 36,384 39,475
Michael F. Montemurro(1) Senior Vice President-Transportation and President-Worldwide Snap-on Dealer Group	2001 2000 1999	324,669 274,667 249,667	0 247,200 238,481	0 0 300,000		80,000 135,000 30,000	27,747 31,891 34,679

(1)In April 2001, Mr. Cornog retired as the Company's President and Chief Executive Officer and Mr. Elliott was appointed as his successor. Prior to his appointment as President and Chief Executive Officer, Mr. Elliott was President—Diagnostics and Industrial. In November 2000, Mr. Montemurro was appointed President—Worldwide Snap-on Dealer Group and continued in his role as Senior Vice President—Transportation.

(2)The 2001 amount for Mr. Cornog includes $4,800,000 earned under Mr. Cornog's retention and recognition agreement and $236,034 for a one-time premium for a long term care insurance policy that the Company agreed to pay. Except in the case of Mr. Hay for 1999, all other amounts shown reflect the value of the term portion of the premiums paid by the Company for the benefit of such persons pursuant to the Company's split dollar life insurance arrangements plus the dollar value of the benefit of the remainder of the premiums paid by the Company during the fiscal year. Such amounts included in 2001 for Mr. Cornog were $131,571 and such amounts included in 1999 for Mr. Hay were $56,850.

(3)Mr. Elliott received restricted share units in 2001 at a value of $29.36 per unit. We awarded 100,000 share units, 66,667 of which remained unvested as of the end of the fiscal year. The value of such unvested units as of the end of the fiscal year (based on a price of $33.93 per share) was $2,262,011. We accrue dividends on units that have not vested. The dividends are paid upon vesting or forfeited if the units do not vest. For more information, see the discussion on page 22.

Table 3: Option Grants in Last Fiscal Year

Table 3 shows information about the stock options granted to our Named Executive Officers in 2001. One-half of these options vest on April 27, 2002, and the remaining one-half will vest on April 27, 2003, except for the grant of Mr. Cornog's options which were fully vested on June 22, 2001.

Name	Number of Securities Underlying Options Granted	% of Total Options Granted to Employees In Fiscal Year	Exercise or Base Price ($/SH)	Expiration Date	Grant Date Present Value(1)
Cornog	25,000	2.03%	$29.36	6/22/2011	$231,250
Elliott	200,000	16.29%	$29.36	4/27/2011	$1,586,000
Hay	0	0%	N/A	N/A	N/A
Huml	80,000	6.52%	$29.36	4/27/2011	$634,400
Montemurro	80,000	6.52%	$29.36	4/27/2011	$634,400

(1)The estimated grant date present value reflected in the above table is determined using the Black-Scholes Option Pricing Model. The material assumptions and adjustments we used to estimate the value of the options reflected above include:

  •
  an exercise price on the option ($29.36) equal to the fair market value of the underlying stock on the date of grant;

  •
  an option term of ten years;

  •
  an interest rate of 5.3% which represents the interest rate on a U.S. Treasury security with a maturity date corresponding to that of the option term;

  •
  volatility of 35.60% calculated using our daily stock prices for a three-year period prior to the grant date;

  •
  dividends at the rate of $.96 per share, representing the annualized dividends paid with respect to a share of Common Stock as of the date of grant; and

  •
  reductions of approximately 13.3% to reflect the probability of forfeiture due to termination prior to vesting and approximately 8.2% to reflect the probability of a shortened option term due to termination of employment prior to the option expiration date (for the grant to Mr. Cornog there is no reduction for the probability of forfeiture due to termination prior to vesting and a reduction of 10.1% to reflect the probability of a shortened option term due to termination of employment prior to the option expiration date).

The ultimate values of the options will depend on the future market price of our Common Stock, which cannot be forecasted with reasonable accuracy. The actual value, if any, an optionee will realize upon exercise of an option will depend on the excess of the market value of our Common Stock over the exercise price on the date the option is exercised.

Table 4: Fiscal Year-End Options

This table shows the number and value of exercisable and unexercisable stock options held by our Named Executive Officers at the end of fiscal 2001. The closing price of our Common Stock on December 28, 2001, the last trading day before the fiscal year-end, was $33.93. We used this amount to calculate the value of unexercised in-the-money options.

Name	Shares Acquired on Exercise (#)		Value Realized ($)	Exercisable/Unexercisable Number of Securities Underlying Unexercised Options at Fiscal Year-End (#)	Exercisable/ Unexercisable Value of Unexercised In-the- Money Options at Fiscal Year-End ($)
Cornog	105,146	(1)	647,189	1,039,280/0	5,727,098/0
Elliott	N/A		N/A	88,750/227,500	335,338/1,121,763
Hay	N/A		N/A	210,500/67,500	694,013/509,963
Huml	N/A		N/A	245,500/147,500	1,427,253/875,563
Montemurro	52,835		488,452	192,000/147,500	1,191,488/875,563

(1)The number shown for Mr. Cornog represents shares of Common Stock with respect to which stock appreciation rights were exercised for cash. No shares of Common Stock were acquired in connection with the exercise of these stock appreciation rights.

Snap-on Incorporated Retirement Plan

        Table 5: Pension Plan

Snap-on has the Snap-on Incorporated Retirement Plan (the "Pension Plan"), a defined benefit pension plan under which it pays benefits based on final average earnings and years of credited service. Snap-on amended its Pension Plan, effective January 1, 2001, to include an account balance component. All salaried employees in the Pension Plan on December 31, 2000 were given a one-time, irrevocable choice effective July 1, 2001 between continuing to receive future benefits under the final average pay formula, or if the account balance formula were elected, receiving benefits under the account balance formula. All of the Named Executive Officers elected the new account balance formula under the Pension Plan, except Mr. Montemurro. Mr. Montemurro chose to remain under the final average pay formula. All salaried employees hired on or after January 1, 2001 automatically participate under the account balance formula in the Pension Plan. The following table shows the estimated annual pension benefits payable to covered participants at normal retirement age under the two plans discussed below.

Years of Service

Average Annual Earnings	5 Years	10 Years	15 Years	20 Years	25 Years	30 Years	35 Years
$150,000	$11,498	$22,995	$34,493	$45,990	$57,488	$68,985	$80,483
$200,000	15,623	31,245	46,868	62,490	78,113	93,735	109,358
$250,000	19,748	39,495	59,243	78,990	98,738	118,485	138,233
$300,000	23,873	47,745	71,618	95,490	119,363	143,235	167,108
$400,000	32,123	64,245	96,368	128,490	160,613	192,735	224,858
$500,000	40,373	80,745	121,118	161,490	201,863	242,235	282,608
$600,000	48,623	97,245	145,868	194,490	243,113	291,735	340,358
$700,000	56,873	113,745	170,618	227,490	284,363	341,235	398,108
$800,000	65,123	130,245	195,368	260,490	325,613	390,735	455,858
$900,000	73,373	146,745	220,118	293,490	366,863	440,235	513,608
$1,000,000	81,623	163,245	244,868	326,490	408,113	489,735	571,358
$1,100,000	89,873	179,745	269,618	359,490	449,363	539,235	629,108
$1,200,000	98,123	196,245	294,368	392,490	490,613	588,735	686,858
$1,300,000	106,373	212,745	319,118	425,490	531,863	638,235	744,608
$1,400,000	114,623	229,245	343,868	458,490	573,113	687,735	802,358
$1,500,000	122,873	245,745	368,618	491,490	614,363	737,235	860,108

The annual benefits in the table are based on the final average pay formulas detailed on page 19 using the years of service indicated above, including amounts which would be payable under the Pension Plan, and taking into account limitations imposed by Internal Revenue Code Section 415 for amounts payable in 2001 for participants age 65, and also based on the Supplemental Retirement Plan. There is no offset in benefits under the Pension Plan for Social Security benefits other than for disability retirement benefits.

Calculating the Final Average Pay Benefit

The Pension Plan is a qualified noncontributory defined benefit plan. We do not make any specific contributions for the Named Executive Officers. The final average pay formula under the Pension Plan covers eligible salaried employees and provides, at the normal retirement age of 65, that retirement benefits will be calculated using the following benefit formula:

[1.2% × Average Pay × Years of Credited Service]

plus

[0.45% × {Average Pay—Social Security Covered Compensation} × Years of Credited Service]

"Average Pay" is an individual's average annual earnings during the five highest completed consecutive calendar years of employment and generally includes base salary and bonus amounts paid in a given year.

"Social Security Covered Compensation" is a 35-year average of the Social Security Maximum Taxable Wage Base (according to federal regulations) for each calendar year to age 65.

"Years of Credited Service" is the number of years and fractional number of years of continuous employment up to 35 years.

The most commonly chosen payout provision for benefits under this formula is a 100% pension payout with a five-year certain period in the event of death, and thereafter a 50% yearly payout to the surviving spouse. Other actuarial-equivalent optional forms of payout are also available.

Calculating the Account Balance Benefit

The account balance formula under the Pension Plan expresses its benefit in the form of a hypothetical account balance. Beginning on December 31, 2001 and annually thereafter, a participant's account balance is increased by (1) pay credits based on the participant's earnings, age and accumulated service, and (2) interest credits based on the participant's account balance at the end of the year and the five-year U.S. Treasury Bond rate. Pay credits accrue annually at a rate between 3% and 10%. Pension benefits under this formula are payable in a lump sum or as an annuity. Other actuarially equivalent optional forms of payout are also available. The estimated annual benefits payable as a single life annuity at age 65 (assuming continued employment to age 65, except where indicated otherwise) for the Named Executive Officers that elected the account balance formula are: $32,520 for Mr. Cornog (as of April 1, 2002, his expected retirement date); $87,120 for Mr. Elliott; $12,000 for Mr. Hay (as of February 1, 2002, his date of termination with Snap-on); and $43,560 for Mr. Huml. These benefits are not in addition to the benefits shown on "Table 5: Pension Plans." These benefits substitute for the portion of the Pension Table's benefits that would be payable under the Pension Plan. Mr. Elliott's benefit and Mr. Huml's benefit include matching contributions made by Snap-on for them to another Snap-on retirement plan.

Supplemental Retirement Plan

Certain officers who participate in the Pension Plan also participate in a Supplemental Retirement Plan. The Supplemental Retirement Plan is a non-qualified excess benefit and supplemental retirement plan as defined by Sections 3(36) and 201(2) of the Employee Retirement Income Security Act ("ERISA").

The Supplemental Retirement Plan was also amended, effective January 1, 2001, to add an account balance benefit formula based on the formula added to the Pension Plan. Participants in the Supplemental Retirement Plan who were also Pension Plan participants on December 31, 2000 were given a one-time, irrevocable choice similar to the one given to participants in the Pension Plan, where each could elect the existing final average pay formula or the new account balance formula, effective July 1, 2001. This choice was independent of the choice made under the Pension Plan. All of the Named Executive Officers chose to remain under the final average pay formula.

Under the Supplemental Retirement Plan, the participants will receive the difference, if any, between the full amount of retirement income due under the Pension Plan formula if elected and the amount of retirement income payable under applicable IRS or ERISA limitations. Qualified retirement plan compensation is currently limited to $170,000 per annum for 2001 and $200,000 per annum for 2002 per participant by Section 401(a)(17) of the Internal Revenue Code.

As of February 25, 2002, the full years of credited service for the Named Executive Officers under both the Supplemental Retirement Plan and the Pension Plan are: Mr. Cornog, 10.5 under the Pension Plan and 21 years under the Supplemental Retirement Plan pursuant to an agreement by which the Company credits him two years of service for every year worked; Mr. Elliott, 7 years under the Pension Plan and 10.5 years under the Supplemental Retirement Plan pursuant to an agreement by which the Company credits him 1.5 years of service for every year worked; Mr. Hay, 6 years; Mr. Huml, 7 years; and Mr. Montemurro, 31 years.

OTHER INFORMATION

Executive Agreements

We have agreements with the Named Executive Officers, other than Mr. Cornog and Mr. Hay, to provide continued compensation and benefits in the event of a change of control as defined in the agreements. The agreements are for one-year terms and are automatically extended from year to year, unless notice is given. The agreements also provide that if there is a change of control, then the terms will continue for 24 months.

In the event of such change of control, if one of such Named Executive Officers is terminated and is entitled to termination benefits, then he will receive lump-sum payments equal to two or three times the sum of his highest base salary and the higher of the annual bonus target opportunity or the payment during the three years before the change of control. The Named Executive Officer will also receive an additional payment to cover any excise taxes (and related income taxes) that may result from the lump-sum payments and may continue to receive health and life insurance benefits, if desired, for three years. A Named Executive Officer will be entitled to the termination benefits if his employment is constructively terminated without cause in anticipation of or within two years following the change of control, or if he voluntarily terminates employment between 12 and 18 months following the change of control.

Retention and Recognition Agreement with Mr. Cornog

The Company entered into a retention and recognition agreement with Mr. Cornog which provided that he would continue in his then current positions until the date that his successor took office (the "Transition Period"). At the end of the Transition Period, Mr. Cornog ceased to serve as President and Chief Executive Officer, but remained as an employee for a period ending on March 31, 2002 (the "Post-Transition Period") to aid in the management of the transition process. Mr. Cornog was and will be subject to noncompetition, non-solicitation, confidentiality and cooperation requirements during the Transition Period and Post-Transition Period and for a period of two years thereafter (and, in the case of the confidentiality and cooperation requirements, indefinitely thereafter). Pursuant to the retention and recognition agreement, (A) at the end of the Transition Period, Mr. Cornog became fully vested in the right to receive a lump sum payment equal to $4.8 million, the payment of which was deferred pursuant to the terms of the Company's Deferred Compensation Plan, (B) upon the earlier of completion of the Post-Transition Period or termination of Mr. Cornog's employment, Mr. Cornog's stock options will become vested and exercisable and, in the case of non-qualified stock options, will remain exercisable for a period of three years (or, if later, the period set forth in the applicable option agreement) and (C) until the third anniversary of the earlier of the completion of the Post-Transition Period or termination of Mr. Cornog's employment (or, if later, in accordance with the Company's existing plans and arrangements), the Company will provide Mr. Cornog with continued health, disability, life and other insurance benefits. Following this period of benefit continuation (or if Mr. Cornog dies during the Transition Period or the Post-Transition Period or while receiving benefit continuation), the Company will allow Mr. Cornog and his spouse and dependent children to continue medical, health and dental benefits coverage until (1) in the case of Mr. Cornog, his attainment of age 65 and (2) in the case of Mr. Cornog's spouse and children, his spouse's attainment of age 65. If Mr. Cornog's employment is terminated prior to March 31, 2002, then for purposes of the Company's benefit plans, agreements and arrangements he will be deemed to have remained employed with the Company through March 31, 2002 at the rate of compensation in effect on the date of such termination and to have attained the age that he would be on March 31, 2002. Upon the execution of the agreement, Mr. Cornog's Executive Agreement with the Company was terminated, with the exception of the provision of that Agreement which provides that Mr. Cornog will be entitled to an additional payment to cover any excise taxes (and related income taxes) that may be imposed on him in the future.

Employment Agreement with Mr. Elliott

On April 27, 2001, we entered into an employment agreement with Dale F. Elliott. Pursuant to the agreement, we will employ Mr. Elliott as our Chief Executive Officer and President. The term of the agreement ends on April 27, 2004. However, beginning on April 27, 2003 and on each subsequent April 27 (a "Renewal Date"), the term will automatically be extended for one additional year unless, not later than such Renewal Date, we have or Mr. Elliott has given notice not to extend the term. We also agreed to use our best efforts to cause Mr. Elliott to be appointed as a member of the Board of Directors.

During the term of the agreement, Mr. Elliott will receive an initial annual base salary of $600,000, and his base salary will be reviewed by the Compensation Committee at least annually. His base salary may be decreased only under certain circumstances specified in the agreement.

In addition to his base salary, the agreement provides that Mr. Elliott will be eligible to participate in our annual cash incentive program. Mr. Elliott's minimum target annual cash incentive opportunity ("Target Annual Incentive") under such program for fiscal 2001 was 100% of his annual base salary. For years following fiscal 2001, Mr. Elliott's Target Annual Incentive will be subject in all events to a minimum of 85% of his base salary.

Under the agreement, Mr. Elliott is also eligible to participate in our other incentive compensation plans. Mr. Elliott will also be entitled to participate in our benefit plans and perquisite programs that are generally made available to our other senior officers.

Pursuant to the agreement, we granted Mr. Elliott an option to purchase 200,000 shares of Common Stock pursuant to our 2001 Incentive Stock and Awards Plan (the "2001 Plan"). The option vests at the rate of one-half on each of the first two anniversaries of its date of grant. We also granted Mr. Elliott 100,000 restricted share units pursuant to the 2001 Plan, receipt of which was deferred. The restricted share units vest at the rate of one-third on each of the first two anniversaries of its date of grant.

In addition to continuing his participation under the Pension Plans, Mr. Elliott will also be eligible to participate in the Supplemental Retirement Plan. For purposes of the Supplemental Plan, Mr. Elliott's actual years of continuous employment and credited service will be multiplied by 1.5, but will not exceed 35 years. Mr. Elliott will be deemed to be eligible for an early retirement benefit under the Supplemental Plan upon the attainment of age 50 and 10 years of continuous employment.

If we terminate Mr. Elliott's employment for any reason other than Cause (as defined in the agreement), death or Disability (as defined in the agreement), or Mr. Elliott terminates his employment for Good Reason (as defined in the agreement), or if we fail to renew the term of the agreement, then we will pay Mr. Elliott (i) his full base salary through the date of termination or the end of the term, as the case may be, together with all compensation and benefits then payable to Mr. Elliott through such date under the terms of any compensation or benefit plan, program or arrangement, and (ii) Mr. Elliott's normal post-termination benefits as they become due. We will also pay Mr. Elliott a severance payment equal to two times (one times in the case of a non-renewal of the agreement) the sum of (a) his base salary in effect immediately prior to the date of termination or end of the term, as the case may be, plus (b) his Target Annual Incentive in effect immediately prior that date. We will also provide Mr. Elliott with continued health, disability, life and other insurance benefits for a two-year period (one year in the case of a non-renewal) following the date of termination or end of the term, as the case may be. Each outstanding stock option and share unit held by Mr. Elliott would become fully vested.

If we terminate Mr. Elliott's employment for Cause or Mr. Elliott voluntarily terminates his employment other than for Good Reason, then Mr. Elliott will forfeit the then unvested portions of the options and the share units granted pursuant to the agreement.

Mr. Elliott also agreed to (i) comply with certain noncompetition and non-solicitation provisions for a period of 24 months from the date of Termination or non-renewal and (ii) confidentiality and cooperation requirements for an indefinite period.

Executive Employment Agreement with Mr. Hay

On July 15, 2001, we entered into an employment agreement with Frederick D. Hay. The agreement provided that we would employ Mr. Hay as an officer until February 1, 2002 (the "Termination Date") at his current base salary rate of $434,000. In addition, he would receive $500,000 payable on or prior to February 2, 2002, assuming the completion of certain assignments and $60,000 in return for a release. The period for exercise of his nonqualified options was extended to February 1, 2005.

The agreement also provided that, upon termination of Mr. Hay's employment on the Termination Date, he can elect to have some or all amounts deferred under the deferred compensation plan continue to be deferred past the Termination Date.

Mr. Hay also agreed to (i) comply with certain noncompetition provisions that will extend for a period 24 months from his termination and (ii) confidentiality and cooperation requirements for an indefinite period.

Letter Agreements with Other Named Executive Officers

The Company has entered into letter agreements with the other Named Executive Officers, other than Messrs. Cornog, Elliott and Hay, that provide that upon a termination of employment by the Company without "cause" or, in the case of Mr. Huml, by Mr. Huml for any reason during the six-month period beginning on October 27, 2001, the Executive will be entitled to receive a severance payment equal to two or three times the sum of (a) his highest base salary in effect during the previous three years and (b) the higher of (i) the highest bonus earned by the Executive during the previous three years or (ii) the Executive's target annual bonus (in the case of Mr. Huml, 90% of his then-current base salary). The payment may be made in a lump sum or, at the discretion of the Company, in substantially equal monthly installments over a period of three years (the "Severance Period"). In addition, until the third anniversary of such termination of employment (or, if later, in accordance with the Company's existing plans and arrangements), the Company will provide the Executive with continued health, disability, life and other insurance benefits. If the Company determines that severance payments are to be made on a monthly basis, then the Executive will be subject to noncompetition, non-solicitation, confidentiality and cooperation requirements during the Severance Period. Except in the case of Mr. Huml, the Executives' stock options will become vested and exercisable upon such termination of employment and, in the case of non-qualified stock options, will remain exercisable for a period of three years (or, if later, the period set forth in the applicable option agreement). In the case of Mr. Huml, (A) if the termination of employment is by the Company without cause, then the Company will determine whether any unvested stock options will become vested and exercisable and (B) upon any other termination, no unvested options will become vested and exercisable. Except in the case of Mr. Huml, the agreements terminate on the date that is two years following the date on which a new Chief Executive Officer of the Company takes office. The Executive will not be entitled to duplicative severance payments or benefit continuation under the letter agreement and the Executive's Executive Agreement.

Section 16(a) Beneficial Ownership Reporting Compliance

We believe that during 2001 our Executive Officers and Directors complied with all filing requirements under Section 16(a) of the Securities Exchange Act of 1934. The Company files the required reports on behalf of our Executive Officers and Directors.

Dividend Reinvestment and Direct Stock Purchase Plan

The Dividend Reinvestment and Direct Stock Purchase Plan, established in 1997, provides for automatic dividend reinvestment in shares of Common Stock and allows shareholders and investors the opportunity to purchase shares of Common Stock directly without using a broker through a variety of methods including:

  •
  investments of cash dividends on all or a portion of Common Stock which the person already owns; and

  •
  periodic cash investments of more than $100 per investment, up to an annual maximum of $150,000.

Shares acquired under these methods will generally be purchased in the open market but may, at Snap-on's option, consist of newly issued shares. Shares will be purchased at 100% of the average of the high and low prices of the Common Stock on the day of purchase. For purchasers, there are no participation, commission or administrative fees.

More information, including a prospectus, is available from EquiServe Trust Company, N.A., our transfer agent, at 1-800-446-2617 (in the United States) or 1-201-324-0498 (outside the United States).

Householding

Pursuant to the rules of the Securities and Exchange Commission, services that deliver our communications to shareholders that hold their stock through a bank, broker or other holder of record may deliver to multiple shareholders sharing the same address a single copy of our Annual Report to shareholders and Proxy Statement. Upon written or oral request, we will promptly deliver a separate copy of the Annual Report to shareholders and/or Proxy Statement to any shareholder at a shared address to which a single copy of each document was delivered. Shareholders may notify us of their requests by calling or writing Snap-on Incorporated, Investor Relations, 10801 Corporate Drive, Pleasant Prairie, Wisconsin 53158-1603.

AUDIT COMMITTEE REPORT

In accordance with its written charter adopted by the Board, the Audit Committee assists the Board in fulfilling its responsibility for oversight of the financial reporting practices of the Company. During fiscal 2001, the Committee met five times, and the Committee chair, as representative of the Committee, discussed the interim financial information contained in each quarterly earnings announcement with the Chief Financial Officer, Vice-President and Controller, and independent auditors prior to public release.

In the performance of its oversight function, the Committee members reviewed and discussed the audited financial statements for fiscal 2001 with management and the independent auditors. The Committee also discussed all the matters required to be discussed by Statement of Auditing Standard No. 61 with Snap-on's independent auditors, Arthur Andersen LLP. The Committee received a written disclosure and letter from Arthur Andersen LLP as required by Independence Standards Board Standard No. 1 and has discussed with Arthur Andersen LLP their independence. Based on their review and discussions and subject to the limitations on the role and responsibilities of the Committee in its charter, the Committee recommended to the Board that the audited financial statements be included in Snap-on's Annual Report to shareholders on Form 10-K to be filed with the Securities and Exchange Commission.

Richard F. Teerlink, Chair
Bruce S. Chelberg
George W. Mead
Frank S. Ptak
Edward H. Rensi

ARTHUR ANDERSEN LLP FEE DISCLOSURE

Audit Fees

The aggregate fees billed by Arthur Andersen LLP for professional services rendered for the audit of the Company's annual financial statements for the fiscal year ended December 29, 2001 and for the reviews of the financial statements included in the Company's Quarterly Reports on Form 10-Q for that fiscal year were $1,536,600.

Financial Information Systems Design and Implementation Fees

The aggregate fees billed by Arthur Andersen LLP for professional services rendered for information technology services relating to financial information systems design and implementation for the fiscal year ended December 29, 2001 were $242,600.

All Other Fees

The aggregate fees billed by Arthur Andersen LLP for services rendered to the Company, other than the services described above under "Audit Fees" and "Financial Information Systems Design and Implementation Fees," for the fiscal year ended December 29, 2001 were $2,612,100. Of the total of all other fees, approximately $2,442,000 was for tax compliance and business consulting and $170,100 was for audit-related fees including benefit plan audits, accounting consultation, various attest services under professional standards, issuance of comfort letters and consents.

The Audit Committee has considered whether the provision of non-audit services by the Company's principal auditor is compatible with maintaining auditor independence.

PROXY	SNAP-ON INCORPORATED 2801-80TH STREET KENOSHA, WI 53141-1410	PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

        The undersigned appoints Bruce S. Chelberg and Susan F. Marrinan as Proxies, each with power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all shares of the common stock of Snap-on Incorporated held of record by the undersigned on February 25, 2002, at the Annual Meeting of Shareholders, such meeting to be held at the Hilton Rye Town, 699 Westchester Avenue, Rye Brook, New York, at 9:00 a.m. on Thursday, April 25, 2002 or at any adjournment thereof.

        This Proxy will be voted "FOR" the Director nominees in the Proxy Statement if no choice is specified. In the absence of an instruction to the contrary, this Proxy will be voted for the proposal stated herein and at the discretion of the Proxies on any other business.

Nominees for the Election of Directors are:

01) Dale F. Elliott        02) Lars Nyberg        03) Richard F. Teerlink

PLEASE MARK YOUR VOTE ON THE REVERSE SIDE, SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

/*\ FOLD AND DETACH HERE /*\

☒	Please mark your votes as in this example.

The Board of Directors Recommends a Vote FOR Item 1.

		VOTE For all nominees (except as indicated)	WITHHOLD Authority to vote for all nominees
1.	Election of Directors — Three-year terms — Dale F. Elliott, Lars Nyberg and Richard F. Teerlink	/ /	/ /	2.	In their discretion, the Proxies are authorized to vote on such other matters as may properly come before the meeting.
(Except nominees written above)

				When properly executed, this Proxy will be voted per your instructions. This Proxy will be voted "FOR" Director nominees if no choice is specified. In the absence of an instruction to the contrary, this Proxy will be voted at the discretion of the Proxies on any other business.
				This Proxy is also intended for use by the participants of any eligible benefit plans of Snap-on Incorporated.
				Receipt of Notice of the Annual Meeting and Proxy Statement is hereby acknowledged.
SIGNATURE(S)	DATE

NOTE: Please sign exactly as name appears herein, joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title. If a corporation, sign in corporation's name by an authorized officer. If a partnership, please sign in partnership's name by an authorized person.

/*\ FOLD AND DETACH HERE /*\

Dear Shareholder:

Snap-on Incorporated encourages you to take advantage of a new and convenient way by which you can vote your shares. You can vote your shares electronically through the Internet or by telephone. This eliminates the need to return the proxy card.

To vote your shares electronically you must use the control number printed in the box above, just below the perforation. The series of numbers that appear in the box above must be used to access the system.

To vote over the Internet:

  •
  Log on to the Internet and go to the Web site http://www.eproxyvote.com/sna

To vote over the telephone:

  •
  On a touch-tone telephone, call 1-877-PRX-VOTE (1-877-779-8683) 24 hours a day, 7 days a week

Your electronic vote authorizes the named Proxies in the same manner as if you marked, signed, dated and returned the proxy card.

If you choose to vote your shares electronically, there is no need for you to mail back your proxy card.

Your vote is important. Thank you for voting.

QuickLinks

TABLE OF CONTENTS
SUMMARY OF PROXY INFORMATION
BOARD OF DIRECTORS
STOCK PERFORMANCE GRAPHS
EXECUTIVE COMPENSATION
OTHER INFORMATION
AUDIT COMMITTEE REPORT
ARTHUR ANDERSEN LLP FEE DISCLOSURE